Exhibit 99.1

Contacts:	Michael Mullen (media)	Christopher Jakubik, CFA (investors)
	Michael.Mullen@kraftheinz.com	ir@kraftheinz.com
KRAFT HEINZ REPORTS SECOND QUARTER 2020 RESULTS
PITTSBURGH & CHICAGO - July 30, 2020 - The Kraft Heinz Company (Nasdaq: KHC) (“Kraft Heinz” or the “Company”) today reported financial results for the second quarter of 2020 that reflected solid net sales growth of 3.8 percent and Organic Net Sales(1) growth of 7.4 percent versus the year-ago period due to strong retail performance across all business segments. Results also included non-cash impairment charges(2) related to goodwill and intangible assets.

“Our response to the ongoing COVID-19 pandemic reflects the hard work and dedication of our remarkable employees around the world,” said Kraft Heinz CEO Miguel Patricio. "We are now starting to realize the benefits of agility and scale, while implementing changes across the Company to further drive agility, both internally and how we go to market. We believe this will be the key to returning the Company to sustainable long-term growth and profitability, and we look forward to providing greater details on these initiatives during our Investor Day in September.”

Q2 2020 Financial Summary

	For the Three Months Ended		Year-over-year Change
	June 27, 2020	June 29, 2019	Actual	Currency	Acquisitions and Divestitures	Organic
	(in millions, except per share data)
Net sales	$6,648	$6,406	3.8%	(1.5) pp	(2.1) pp	7.4%
Operating income/(loss)	(1,339)	734	(282.3)%
Net income/(loss) attributable to common shareholders	(1,651)	449	(468.4)%
Diluted EPS	$(1.35)	$0.37	(464.9)%
Adjusted EBITDA(1)	1,799	1,600	12.4%	(1.2) pp	(2.3) pp
Adjusted EPS(1)	$0.80	$0.78	2.6%
Net sales increased 3.8 percent versus the year-ago period to $6.6 billion, despite a negative 2.1 percentage point impact from divestitures and an unfavorable 1.5 percentage point impact from currency. Organic Net Sales increased 7.4 percent, driven by increased retail demand that more than offset lower foodservice-related sales, each stimulated by the COVID-19 pandemic. Pricing increased 2.2 percentage points versus the prior year period, primarily reflecting a lower level of promotional activity versus the prior year period. Volume/mix grew 5.2 percentage points compared to the prior year period, as strong consumer demand in retail, together with a partial recovery in retail inventory levels from the end of the first quarter, more than offset significant declines in foodservice-related sales.

During the second quarter, the Company performed its 2020 annual impairment test, which reflected the completion of the Company's enterprise strategy and five-year operating plan. While the Company’s overall estimated value for the business enterprise has not changed substantially, the recalibration of future investments to align with opportunities for which the Company sees greater potential for return has resulted in increases in fair value estimates for certain reporting units and intangible assets, and decreases in others. For those reporting units and intangible assets seeing reductions in fair value estimates to levels less than their carrying amounts, the Company recorded non-cash goodwill impairment losses(2) of approximately $1.8 billion in certain reporting units and non-cash intangible asset impairment losses(2) of approximately $1.1 billion in certain intangible assets. These impairment charges caused the Company to report a net loss attributable to common shareholders of $1.7 billion and a diluted loss per share of $1.35.
Adjusted EBITDA in the second quarter increased 12.4 percent versus the year-ago period to $1.8 billion, despite a negative 2.3 percentage point impact from divestitures and an unfavorable 1.2 percentage point impact from currency. Excluding these factors, the increase in Adjusted EBITDA reflected positive contributions from all business segments, driven by Organic Net Sales growth that more than offset higher variable compensation and increased marketing investments versus the comparable period in the prior year. Adjusted EPS increased 2.6 percent to $0.80, mainly reflecting growth in Adjusted EBITDA that was partially offset by lower other income versus the prior year period, higher taxes on adjusted earnings, and higher equity award compensation versus the year-ago period.
Q2 2020 Business Segment Highlights
United States(3)

	For the Three Months Ended		Year-over-year Change
	June 27, 2020	June 29, 2019	Actual	Currency	Acquisitions and Divestitures	Organic
	(in millions)
Net sales	$4,917	$4,533	8.5%	0.0 pp	0.0 pp	8.5%
Segment Adjusted EBITDA	1,478	1,257	17.6%	0.0 pp	0.0 pp
United States net sales were $4.9 billion, an increase of 8.5 percent versus the year-ago period. Pricing contributed 2.3 percentage points of growth, primarily reflecting reduced promotional activity versus the prior year, particularly in supply constrained categories. This was partially offset by unfavorable trade expense timing versus the prior year period and lower pricing to reflect key commodity(4) costs declines in bacon. Volume/mix increased 6.2 percentage points from a combination of consumption growth across nearly all retail categories and a partial restoration of retailer inventory levels versus the end of the first quarter of this year. This was partially offset by lower foodservice sales and lower shipments for Lunchables and ready-to-drink beverages.
United States Segment Adjusted EBITDA increased 17.6 percent versus the year-ago period to $1.5 billion, reflecting volume leverage and favorable product and channel mix, pricing gains, and, to a lesser extent, lower packaging costs versus the year-ago period. These gains were partially offset by increased variable compensation expenses, investments in marketing, and higher COVID-19-related operating costs.

International(3)

	For the Three Months Ended		Year-over-year Change
	June 27, 2020	June 29, 2019	Actual	Currency	Acquisitions and Divestitures	Organic
	(in millions)
Net sales	$1,305	$1,313	(0.7)%	(6.2) pp	0.0 pp	5.5%
Segment Adjusted EBITDA	275	267	3.2%	(5.7) pp	0.0 pp
International net sales decreased 0.7 percent versus the year-ago period to $1.3 billion, as a negative 6.2 percentage point impact from currency more than offset Organic Net Sales growth of 5.5 percent. Pricing was up 2.6 percentage points, reflecting the combination of a lower level of promotional activity versus the year-ago period, carryover pricing actions in select markets, and higher pricing to offset inflationary input costs in Brazil. Volume/mix increased 2.9 percentage points, driven by a combination of consumption-led growth in condiments and sauces and meal-oriented categories, as well as favorable changes in retail inventory levels. This more than offset a significant decline in foodservice-related sales and, to a lesser extent, infant nutrition shipments.
International Segment Adjusted EBITDA increased 3.2 percent versus the year-ago period to $275 million, despite a negative 5.7 percentage point impact from currency. Excluding currency, Segment Adjusted EBITDA increased 8.9 percent as Organic Net Sales growth more than offset unfavorable overhead costs and higher supply chain costs, including incremental costs to service demand, compared to the prior year period.
Canada

	For the Three Months Ended		Year-over-year Change
	June 27, 2020	June 29, 2019	Actual	Currency	Acquisitions and Divestitures	Organic
	(in millions)
Net sales	$426	$560	(23.9)%	(2.8) pp	(23.1) pp	2.0%
Segment Adjusted EBITDA	110	143	(23.2)%	(2.9) pp	(22.7) pp
Canada net sales decreased 23.9 percent compared to the year-ago period to $426 million, due to a negative 23.1 percentage point impact from the Canadian natural cheese divestiture and a 2.8 percentage point unfavorable impact from currency. Organic Net Sales increased 2.0 percent versus the year-ago period despite a negative 4.4 percentage point impact from exiting the McCafé licensing agreement. Pricing increased 1.3 percentage points due to prior year promotional activities that were not repeated, primarily in macaroni and cheese, and higher list price in select categories, including cream cheese. Volume/mix was slightly higher as consumption gains across all retail categories offset lower foodservice-related sales and the negative impact from exiting the McCafé licensing agreement.
Canada Segment Adjusted EBITDA decreased 23.2 percent versus the year-ago period to $110 million, due to a negative 22.7 percentage point impact from divestiture and an unfavorable 2.9 percentage point impact from currency. Excluding the impact of these factors, the increase versus the prior year was driven by Organic Net Sales growth that more than offset higher supply chain costs.

End Notes
(1)Organic Net Sales, Adjusted EBITDA, Constant Currency Adjusted EBITDA, and Adjusted EPS are non-GAAP financial measures. Please see discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information.
(2)In the second quarter of 2020, the Company recorded non-cash goodwill impairment charges of approximately $1.8 billion and non-cash intangible asset impairment charges of approximately $1.1 billion to lower the carrying amount of certain reporting units and certain intangible assets. These charges included goodwill impairment losses on four of the Company’s reporting units: $815 million in Canada Retail, $655 million in U.S. Foodservice, $205 million in Canada Foodservice, and $142 million in EMEA East. Additionally, the Company recorded intangible asset impairment losses of $626 million related to the Oscar Mayer brand, $140 million related to the Maxwell House brand, and $290 million related to seven other brands. After these non-cash impairment charges, the Company maintains a goodwill balance of $33.3 billion and an indefinite-lived intangible asset balance of $42.1 billion as of June 27, 2020.
(3)In the first quarter of 2020, the Company’s internal reporting and reportable segments changed. The Puerto Rico business was moved from the Latin America zone to the United States zone to consolidate and streamline the management of the Company's product categories and supply chain. The Company also combined its Europe, Middle East, and Africa (“EMEA”), Latin America, and Asia Pacific (“APAC”) zones to form the International zone. Therefore, effective in the first quarter of 2020, the Company manages and reports its operating results through three reportable segments defined by geographic region: United States, International, and Canada. The Company has reflected these changes in all historical periods presented.
(4)The Company's key commodities in the United States and Canada are dairy, meat, coffee and nuts.
Webcast Information
A webcast of The Kraft Heinz Company's second quarter 2020 earnings conference call will be available at ir.kraftheinzcompany.com. The call begins today at 8:30 a.m. Eastern Daylight Time.
ABOUT THE KRAFT HEINZ COMPANY

For 150 years, we have produced some of the world’s most beloved products at The Kraft Heinz Company (Nasdaq: KHC). We are one of the largest global food and beverage companies, with 2019 net sales of approximately $25 billion. Our portfolio is a diverse mix of iconic and emerging brands. As the guardians of these brands and the creators of innovative new products, we are dedicated to the sustainable health of our people and our planet. To learn more, visit www.kraftheinzcompany.com or follow us on LinkedIn and Twitter.

Forward-Looking Statements
This press release contains a number of forward-looking statements. Words such as “plan,” "believe," "anticipate," "reflect," "invest," "make," "expect," "drive," “improve,” “intend,” "assess," "evaluate," “establish,” “focus,” “build,” “turn,” “expand,” “leverage,” "grow," "will," and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company's plans, impacts of accounting standards and guidance, costs and cost savings, legal matters, taxes, impairments, dividends, expectations, investments, innovations, opportunities, capabilities, execution, initiatives, pipeline, and growth. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company's control.

Important factors that may affect the Company's business and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of COVID-19; operating in a highly competitive industry; the Company’s ability to correctly predict, identify, and interpret changes in consumer preferences and demand, to offer new products to meet those changes, and to respond to competitive innovation; changes in the retail landscape or the loss of key retail customers; changes in the Company's relationships with significant customers, suppliers and other business relationships; the Company’s ability to maintain, extend, and expand its reputation and brand image; the Company’s ability to leverage its brand value to compete against private label products; the Company’s ability to drive revenue growth in its key product categories, increase its market share, or add products that are in faster-growing and more profitable categories; product recalls or product liability claims; unanticipated business disruptions; the Company’s ability to identify, complete or realize the benefits from strategic acquisitions, alliances, divestitures, joint ventures or other investments; the Company’s ability to realize the anticipated benefits from prior or future streamlining actions to reduce fixed costs, simplify or improve processes, and improve its competitiveness; the Company’s ability to successfully execute its strategic initiatives; the impacts of the Company’s international operations; economic and political conditions in the United States and in various other nations where the Company does business; changes in the Company’s management team or other key personnel and the Company’s ability to hire or retain key personnel or a highly skilled and diverse global workforce; risks associated with information technology and systems, including service interruptions, misappropriation of data or breaches of security; impacts of natural events in the locations in which we or the Company’s customers, suppliers, distributors, or regulators operate; the Company’s ownership structure; the Company’s indebtedness and ability to pay such indebtedness, as well as the Company's ability to comply with covenants under its debt instruments; the Company's liquidity, capital resources and capital expenditures, as well as its ability to raise capital; additional impairments of the carrying amounts of goodwill or other indefinite-lived intangible assets; foreign exchange rate fluctuations; volatility in commodity, energy, and other input costs; volatility in the market value of all or a portion of the commodity derivatives we use; increased pension, labor and people-related expenses; compliance with laws, regulations, and related interpretations and related legal claims or other regulatory enforcement actions, including additional risks and uncertainties related to any potential actions resulting from the Securities and Exchange Commission’s (“SEC”) ongoing investigation, as well as potential additional subpoenas, litigation, and regulatory proceedings; an inability to remediate the material weakness in the Company’s internal control over financial reporting or additional material weaknesses or other deficiencies in the future or the failure to maintain an effective system of internal controls; the Company’s failure to prepare and timely file its periodic reports; the Company’s ability to protect intellectual property rights; tax law changes or interpretations; the impact of future sales of the Company's common stock in the public markets; the Company’s ability to continue to pay a regular dividend and the amounts of any such dividends; volatility of capital markets and other macroeconomic factors; a downgrade in the Company's credit rating; and other factors. For additional information on these and other factors that could affect the Company's forward-looking statements, see the Company's risk factors, as they may be amended from time to time, set forth in its filings with the SEC. The Company disclaims and does not undertake any obligation to update, revise or withdraw any forward-looking statement in this press release, except as required by applicable law or regulation.

Non-GAAP Financial Measures
The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) that are presented in this press release.
To supplement the financial information provided, the Company has presented Organic Net Sales, Adjusted EBITDA, Constant Currency Adjusted EBITDA, Adjusted EPS, and Free Cash Flow which are considered non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net sales, net income/(loss), diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.
Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations. Management believes that presenting the Company's non-GAAP financial measures (i.e., Organic Net Sales, Adjusted EBITDA, Constant Currency Adjusted EBITDA, Adjusted EPS, and Free Cash Flow) is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.
Organic Net Sales is defined as net sales excluding, when they occur, the impact of currency, acquisitions and divestitures, and a 53rd week of shipments. The Company calculates the impact of currency on net sales by holding exchange rates constant at the previous year's exchange rate, with the exception of highly inflationary subsidiaries, for which the Company calculates the previous year's results using the current year's exchange rate. Organic Net Sales is a tool that can assist management and investors in comparing the Company's performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations.

Adjusted EBITDA is defined as net income/(loss) from continuing operations before interest expense, other expense/(income), provision for/(benefit from) income taxes, and depreciation and amortization (excluding integration and restructuring expenses); in addition to these adjustments, the Company excludes, when they occur, the impacts of integration and restructuring expenses, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, and equity award compensation expense (excluding integration and restructuring expenses). The Company also presents Adjusted EBITDA on a constant currency basis. The Company calculates the impact of currency on Adjusted EBITDA by holding exchange rates constant at the previous year's exchange rate, with the exception of highly inflationary subsidiaries, for which it calculates the previous year's results using the current year's exchange rate. Adjusted EBITDA and Constant Currency Adjusted EBITDA are tools that can assist management and investors in comparing the Company's performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations.
Adjusted EPS is defined as diluted earnings per share excluding, when they occur, the impacts of integration and restructuring expenses, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, losses/(gains) on the sale of a business, other losses/(gains) related to acquisitions and divestitures (e.g., tax and hedging impacts), nonmonetary currency devaluation (e.g., remeasurement gains and losses), debt prepayment and extinguishment costs, and U.S. Tax Reform discrete income tax expense/(benefit), and including when they occur, adjustments to reflect preferred stock dividend payments on an accrual basis. The Company believes Adjusted EPS provides important comparability of underlying operating results, allowing investors and management to assess operating performance on a consistent basis.
Free Cash Flow is defined as net cash provided by/(used for) operating activities less capital expenditures. The Company believes Free Cash Flow provides a measure of the Company's core operating performance, the cash-generating capabilities of the Company's business operations, and is one factor used in determining the amount of cash available for debt repayments, dividends, acquisitions, share repurchases, and other corporate purposes. The use of this non-GAAP measure does not imply or represent the residual cash flow for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.
See the attached schedules for supplemental financial data, which includes the financial information, the non-GAAP financial measures and corresponding reconciliations to the comparable GAAP financial measures for the relevant periods.

			Schedule 1
The Kraft Heinz Company Condensed Consolidated Statements of Income (in millions, except per share data) (Unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Net sales	$6,648	$6,406	$12,805	$12,365
Cost of products sold	4,196	4,324	8,495	8,272
Gross profit	2,452	2,082	4,310	4,093
Selling, general and administrative expenses, excluding impairment losses	918	750	1,780	1,579
Goodwill impairment losses	1,817	124	2,043	744
Intangible asset impairment losses	1,056	474	1,056	474
Selling, general and administrative expenses	3,791	1,348	4,879	2,797
Operating income/(loss)	(1,339)	734	(569)	1,296
Interest expense	442	316	752	637
Other expense/(income)	(78)	(133)	(159)	(513)
Income/(loss) before income taxes	(1,703)	551	(1,162)	1,172
Provision for/(benefit from) income taxes	(51)	103	109	320
Net income/(loss)	(1,652)	448	(1,271)	852
Net income/(loss) attributable to noncontrolling interest	(1)	(1)	2	(2)
Net income/(loss) attributable to common shareholders	$(1,651)	$449	$(1,273)	$854

Basic shares outstanding	1,223	1,220	1,222	1,220
Diluted shares outstanding	1,223	1,222	1,222	1,223

Per share data applicable to common shareholders:
Basic earnings/(loss) per share	$(1.35)	$0.37	$(1.04)	$0.70
Diluted earnings/(loss) per share	(1.35)	0.37	(1.04)	0.70

					Schedule 2
The Kraft Heinz Company Reconciliation of Net Sales to Organic Net Sales For the Three Months Ended (dollars in millions) (Unaudited)
	Net Sales	Currency	Acquisitions and Divestitures	Organic Net Sales	Price	Volume/Mix
June 27, 2020
United States	$4,917	$—	$—	$4,917
International	1,305	(74)	—	1,379
Canada	426	(15)	—	441
	$6,648	$(89)	$—	$6,737

June 29, 2019
United States	$4,533	$—	$—	$4,533
International	1,313	7	—	1,306
Canada	560	—	127	433
	$6,406	$7	$127	$6,272

Year-over-year growth rates
United States	8.5%	0.0 pp	0.0 pp	8.5%	2.3 pp	6.2 pp
International	(0.7)%	(6.2) pp	0.0 pp	5.5%	2.6 pp	2.9 pp
Canada	(23.9)%	(2.8) pp	(23.1) pp	2.0%	1.3 pp	0.7 pp
Kraft Heinz	3.8%	(1.5) pp	(2.1) pp	7.4%	2.2 pp	5.2 pp

					Schedule 3
The Kraft Heinz Company Reconciliation of Net Sales to Organic Net Sales For the Six Months Ended (dollars in millions) (Unaudited)
	Net Sales	Currency	Acquisitions and Divestitures	Organic Net Sales	Price	Volume/Mix
June 27, 2020
United States	$9,412	$—	$—	$9,412
International	2,606	(124)	—	2,730
Canada	787	(21)	—	808
	$12,805	$(145)	$—	$12,950

June 29, 2019
United States	$8,757	$—	$—	$8,757
International	2,598	14	13	2,571
Canada	1,010	—	218	792
	$12,365	$14	$231	$12,120

Year-over-year growth rates
United States	7.5%	0.0 pp	0.0 pp	7.5%	2.3 pp	5.2 pp
International	0.3%	(5.3) pp	(0.6) pp	6.2%	2.2 pp	4.0 pp
Canada	(22.1)%	(2.2) pp	(21.9) pp	2.0%	(2.3) pp	4.3 pp
Kraft Heinz	3.6%	(1.3) pp	(2.0) pp	6.9%	2.0 pp	4.9 pp

			Schedule 4
The Kraft Heinz Company Reconciliation of Net Income/(Loss) to Adjusted EBITDA (dollars in millions) (Unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Net income/(loss)	$(1,652)	$448	$(1,271)	$852
Interest expense	442	316	752	637
Other expense/(income)	(78)	(133)	(159)	(513)
Provision for/(benefit from) income taxes	(51)	103	109	320
Operating income/(loss)	(1,339)	734	(569)	1,296
Depreciation and amortization (excluding integration and restructuring expenses)	247	253	490	487
Integration and restructuring expenses	4	14	4	41
Deal costs	—	5	—	13
Unrealized losses/(gains) on commodity hedges	(26)	(10)	117	(39)
Impairment losses	2,873	598	3,099	1,218
Equity award compensation expense (excluding integration and restructuring expenses)	40	6	73	15
Adjusted EBITDA	$1,799	$1,600	$3,214	$3,031

Segment Adjusted EBITDA:
United States	$1,478	$1,257	$2,687	$2,396
International	275	267	520	505
Canada	110	143	165	264
General corporate expenses	(64)	(67)	(158)	(134)
Adjusted EBITDA	$1,799	$1,600	$3,214	$3,031

			Schedule 5
The Kraft Heinz Company Reconciliation of Adjusted EBITDA to Constant Currency Adjusted EBITDA For the Three Months Ended (dollars in millions) (Unaudited)
	Adjusted EBITDA	Currency	Constant Currency Adjusted EBITDA
June 27, 2020
United States	$1,478	$—	$1,478
International	275	(12)	287
Canada	110	(3)	113
General corporate expenses	(64)	—	(64)
	$1,799	$(15)	$1,814

June 29, 2019
United States	$1,257	$—	$1,257
International	267	3	264
Canada	143	—	143
General corporate expenses	(67)	—	(67)
	$1,600	$3	$1,597

Year-over-year growth rates
United States	17.6%	0.0 pp	17.6%
International	3.2%	(5.7) pp	8.9%
Canada	(23.2)%	(2.9) pp	(20.3)%
General corporate expenses	(4.1)%	(0.5) pp	(3.6)%
Kraft Heinz	12.4%	(1.2) pp	13.6%

			Schedule 6
The Kraft Heinz Company Reconciliation of Adjusted EBITDA to Constant Currency Adjusted EBITDA For the Six Months Ended (dollars in millions) (Unaudited)
	Adjusted EBITDA	Currency	Constant Currency Adjusted EBITDA
June 27, 2020
United States	$2,687	$—	$2,687
International	520	(20)	540
Canada	165	(5)	170
General corporate expenses	(158)	1	(159)
	$3,214	$(24)	$3,238

June 29, 2019
United States	$2,396	$—	$2,396
International	505	7	498
Canada	264	—	264
General corporate expenses	(134)	—	(134)
	$3,031	$7	$3,024

Year-over-year growth rates
United States	12.2%	0.0 pp	12.2%
International	2.8%	(5.3) pp	8.1%
Canada	(37.3)%	(2.1) pp	(35.2)%
General corporate expenses	17.9%	(0.7) pp	18.6%
Kraft Heinz	6.0%	(1.1) pp	7.1%

				Schedule 7
The Kraft Heinz Company Reconciliation of Diluted EPS to Adjusted EPS (Unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Diluted EPS	$(1.35)	$0.37	$(1.04)	$0.70
Integration and restructuring expenses(a)	—	0.01	—	0.02
Deal costs(b)	—	—	—	0.01
Unrealized losses/(gains) on commodity hedges(c)	(0.02)	(0.01)	0.07	(0.02)
Impairment losses(d)	2.16	0.41	2.35	0.89
Losses/(gains) on sale of business(e)	—	—	—	(0.16)
Debt prepayment and extinguishment costs(f)	0.07	—	0.07	—
U.S. Tax Reform discrete income tax expense/(benefit)(g)	(0.06)	—	(0.06)	—
Adjusted EPS	$0.80	$0.78	$1.39	$1.44
(a) Gross expenses included in integration and restructuring expenses were $4 million ($3 million after-tax) for the three and six months ended June 27, 2020 and $14 million ($8 million after-tax) for the three months and $41 million ($29 million after-tax) for the six months ended June 29, 2019 and were recorded in the following income statement line items:
•Cost of products sold included income of $2 million for three months and $1 million the six months ended June 27, 2020 and expenses of $6 million for the three months and $15 million for the six months ended June 29, 2019; and
•SG&A included expenses of $6 million for three months and $5 million for the six months ended June 27, 2020 and $8 million for the three months and $26 million for the six months ended June 29, 2019.
(b) Gross expenses included in deal costs were $5 million ($5 million after-tax) for the three months and $13 million ($11 million after-tax) for the six months ended June 29, 2019 and were recorded in SG&A.
(c) Gross expenses/(income) included in unrealized losses/(gains) on commodity hedges were income of $26 million ($19 million after-tax) for the three months and expenses of $117 million ($89 million after-tax) for the six months ended June 27, 2020 and income of $10 million ($8 million after-tax) for the three months and $39 million ($29 million after-tax) for the six months ended June 29, 2019 and were recorded in cost of products sold.
(d) Gross impairment losses which were recorded in SG&A, included the following:
•Goodwill impairment losses of $1.8 billion ($1.8 billion after-tax) for the three months and $2.0 billion ($2.0 billion after-tax) for the six months ended June 27, 2020 and $124 million ($123 million after-tax) for the three months and $744 million ($717 million after-tax) for the six months ended June 29, 2019; and
•Intangible asset impairment losses of $1.1 billion ($829 million after-tax) for the three and six months ended June 27, 2020 and $474 million ($374 million after-tax) for the three and six months ended June 29, 2019.
(e) Gross expenses/(income) included in losses/(gains) on sale of business were losses of $2 million ($2 million after-tax) for the six months ended June 27, 2020 and were income of $246 million ($190 million after-tax) for the six months ended June 29, 2019 and were recorded in other expense/(income).
(f) Gross expenses included in debt prepayment and extinguishment costs were $109 million ($82 million after-tax) for the three and six months ended June 27, 2020 and were recorded in interest expense.
(g) U.S. Tax Reform discrete income tax expense/(benefit) was a benefit of $81 million ($81 million after-tax) for the three and six months ended June 27, 2020. The benefit primarily relates to the revaluation of our deferred tax balances due to changes in state tax laws following U.S. Tax Reform and subsequent clarification or interpretation of state tax laws.

		Schedule 8
The Kraft Heinz Company Condensed Consolidated Balance Sheets (in millions, except per share data) (Unaudited)
	June 27, 2020	December 28, 2019
ASSETS
Cash and cash equivalents	$2,812	$2,279
Trade receivables, net	2,045	1,973
Inventories	2,815	2,721
Prepaid expenses	471	384
Other current assets	504	618
Assets held for sale	129	122
Total current assets	8,776	8,097
Property, plant and equipment, net	6,777	7,055
Goodwill	33,310	35,546
Intangible assets, net	47,202	48,652
Other non-current assets	2,241	2,100
TOTAL ASSETS	$98,306	$101,450
LIABILITIES AND EQUITY
Commercial paper and other short-term debt	$6	$6
Current portion of long-term debt	757	1,022
Trade payables	3,880	4,003
Accrued marketing	938	647
Interest payable	378	384
Other current liabilities	2,083	1,804
Liabilities held for sale	8	9
Total current liabilities	8,050	7,875
Long-term debt	28,097	28,216
Deferred income taxes	11,374	11,878
Accrued postemployment costs	250	273
Other non-current liabilities	1,370	1,459
TOTAL LIABILITIES	49,141	49,701
Redeemable noncontrolling interest	(1)	—
Equity:
Common stock, $0.01 par value	12	12
Additional paid-in capital	55,990	56,828
Retained earnings/(deficit)	(4,336)	(3,060)
Accumulated other comprehensive income/(losses)	(2,296)	(1,886)
Treasury stock, at cost	(330)	(271)
Total shareholders' equity	49,040	51,623
Noncontrolling interest	126	126
TOTAL EQUITY	49,166	51,749
TOTAL LIABILITIES AND EQUITY	$98,306	$101,450

		Schedule 9
The Kraft Heinz Company Condensed Consolidated Statements of Cash Flow (in millions) (Unaudited)
	For the Six Months Ended
	June 27, 2020	June 29, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$(1,271)	$852
Adjustments to reconcile net income/(loss) to operating cash flows:
Depreciation and amortization	490	494
Amortization of postretirement benefit plans prior service costs/(credits)	(61)	(153)
Equity award compensation expense	73	15
Deferred income tax provision/(benefit)	(489)	(40)
Postemployment benefit plan contributions	(15)	(13)
Goodwill and intangible asset impairment losses	3,099	1,218
Nonmonetary currency devaluation	4	6
Loss/(gain) on sale of business	2	(246)
Other items, net	198	(131)
Changes in current assets and liabilities:
Trade receivables	(60)	75
Inventories	(197)	(484)
Accounts payable	(54)	63
Other current assets	(137)	5
Other current liabilities	634	(336)
Net cash provided by/(used for) operating activities	2,216	1,325
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(258)	(448)
Payments to acquire business, net of cash acquired	—	(200)
Proceeds from sale of business, net of cash disposed	—	640
Other investing activities, net	21	(10)
Net cash provided by/(used for) investing activities	(237)	(18)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(3,824)	(4)
Proceeds from issuance of long-term debt	3,500	18
Debt prepayment and extinguishment costs	(101)	—
Proceeds from revolving credit facility	4,000	—
Repayments of revolving credit facility	(4,000)	—
Proceeds from issuance of commercial paper	—	377
Repayments of commercial paper	—	(377)
Dividends paid	(977)	(976)
Other financing activities, net	(35)	(15)
Net cash provided by/(used for) financing activities	(1,437)	(977)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(9)	(8)
Cash, cash equivalents, and restricted cash
Net increase/(decrease)	533	322
Balance at beginning of period	2,280	1,136
Balance at end of period	$2,813	$1,458

	Schedule 10
The Kraft Heinz Company Reconciliation of Net Cash Provided By/(Used for) Operating Activities to Free Cash Flow (in millions) (Unaudited)
	For the Six Months Ended
	June 27, 2020	June 29, 2019
Net cash provided by/(used for) operating activities	$2,216	$1,325
Capital expenditures	(258)	(448)
Free Cash Flow	$1,958	$877